Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs in Million)
		As of June 30,		As of March 31,
	Schedule	2009	2008	2009

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,929	2,924	2,928
Share application money pending allotment		15	23	15
Reserves and surplus	2	147,212	115,412	133,356

		150,156	118,359	136,299

LOAN FUNDS
Secured loans	3	1,453	2,048	1,858
Unsecured loans	4	46,533	48,645	55,034

		47,986	50,693	56,892

Minority interest		266	135	237

		198,408	169,187	193,428

APPLICATION OF FUNDS
GOODWILL		54,620	44,847	56,521

FIXED ASSETS AND INTANGIBLE ASSETS
Gross block	5	75,993	59,788	75,353
Less: Accumulated depreciation and amortisation		37,764	30,232	36,342

Net block		38,229	29,556	39,011

Capital work-in-progress and advances		13,945	15,328	13,552

		52,174	44,884	52,563

INVESTMENTS	6	40,239	47,456	18,096
DEFERRED TAX ASSET (NET)		762	558	684
CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	6,791	7,760	7,586
Sundry debtors	8	43,200	43,042	48,859
Cash and bank balances	9	36,512	18,348	49,117
Loans and advances	10	44,925	33,646	45,440

		131,428	102,796	151,002

LESS: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	62,733	55,692	67,989
Provisions	12	18,082	15,662	17,449

		80,815	71,354	85,438

NET CURRENT ASSETS		50,613	31,442	65,564

		198,408	169,187	193,428

Notes to condensed consolidated financial statements	18
The schedules referred to above form an integral part of the condensed consolidated balance sheet

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Akeel Master	Suresh C Senapaty	V Ramachandran
Partner	Chief Financial Officer	Company Secretary
Membership No. 046768	& Director

Bangalore
July 22, 2009

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

			(Rs in Million except share data)
					Year ended
			Quarter ended June 30,		March 31,
	Schedule		2009	2008	2009

INCOME
Gross sales and services			64,329	60,698	258,050
Less: Excise duty			183	333	1,055

Net sales and services			64,146	60,365	256,995
Other income, net	13		(339)	506	2,621

			63,807	60,871	259,616

EXPENDITURE
Cost of sales and services	14		43,298	41,986	179,246
Selling and marketing expenses	15		4,316	4,298	17,796
General and administrative expenses	16		3,682	3,303	14,978

Interest	17		528	775	2,400

			51,824	50,362	214,420

PROFIT BEFORE TAXATION			11,983	10,509	45,196
Provision for taxation including fringe benefit tax	18	(9)	1,864	1,526	6,460

Profit before minority interest / share in earnings of associates			10,119	8,983	38,736

Minority interest			(49)	(12)	(99)
Share in earnings of associates			85	107	362

PROFIT FOR THE PERIOD			10,155	9,078	38,999

Appropriations
Proposed dividend			—	—	5,860
Tax on dividend			—	—	996

TRANSFER TO GENERAL RESERVE			10,155	9,078	32,143

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)			6.97	6.25	26.81
Diluted (in Rs.)			6.95	6.21	26.72
Number of shares for calculating EPS
Basic			1,456,175,666	1,453,624,239	1,454,662,502
Diluted			1,461,982,306	1,461,042,661	1,459,352,869

Notes to condensed consolidated financial statements	18
The schedules referred to above form an integral part of the condensed consolidated profit and loss account

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Akeel Master	Suresh C Senapaty	V Ramachandran
Partner	Chief Financial Officer	Company Secretary
Membership No. 046768	& Director

Bangalore
July 22, 2009

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW STATEMENT

		(Rs in Million)
		Quarter Ended June 30,		Year ended March 31,
		2009	2008	2009
A.	Cash flows from operating activities:
	Profit before tax	11,983	10,509	45,196
	Adjustments:
	Depreciation and amortisation	1,798	1,578	6,864
	Amortisation of stock compensation	386	433	1,767
	Exchange differences — net	(542)	697	3,702
	Deferred cancellation gains related to designated hedges	325	—	(12,196)
	Realised gains/losses transferred from cash flow hedging reserve	663	—	—
	Interest on borrowings	528	775	2,400
	Dividend / interest income — net	(1,000)	(918)	(3,664)
	(Profit) / Loss on sale of investments	6	(142)	(681)
	Gain on sale of fixed assets	(6)	(5)	(28)
	Working capital changes :
	Sundry debtors and unbilled	3,248	(5,430)	(13,152)
	Loans and advances	1,902	(1,982)	(1,622)
	Inventories	795	(1,096)	(922)
	Current liabilities & provisions	(1,284)	3,986	16,233

	Net cash generated from operations	18,802	8,405	43,897
	Direct taxes (paid)/refund-net	(2,208)	1,427	(7,798)

	Net cash generated by operating activities	16,594	9,832	36,099

B.	Cash flows from investing activities:
	Acquisition of fixed assets (including capital advances)	(2,522)	(4,208)	(16,746)
	Proceeds from sale of fixed assets	64	91	358
	Purchase of investments	(93,943)	(131,096)	(342,717)
	Proceeds from sale / maturity of investments	71,878	99,912	341,687
	Intercorporate deposits	2,250	(250)	(3,750)
	Net payment for acquisition of businesses	—	(81)	(6,679)
	Dividend / interest income received	705	918	3,664

	Net cash used in investing activities	(21,568)	(34,714)	(24,183)

C.	Cash flows from financing activities:
	Proceeds from exercise of employee stock options	2	27	63
	Share application money pending allotment	—	23	15
	Interest paid on borrowings	(398)	(775)	(2,400)
	Dividends paid (including distribution tax)	—	—	(6,829)
	Repayment of borrowings / loans	(12,045)	(15,502)	(80,229)
	Proceeds from borrowings / loans	4,928	19,782	86,648

	Net cash generated by / (used in) financing activities	(7,513)	3,555	(2,732)

	Net (decrease) / increase in cash and cash equivalents during the period	(12,487)	(21,327)	9,184
	Cash and cash equivalents at the beginning of the period	49,117	39,270	39,270
	Effect of translation of cash balance	(118)	405	663

	Cash and cash equivalents at the end of the period	36,512	18,348	49,117

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Akeel Master	Suresh C Senapaty	V Ramachandran
Partner	Chief Financial Officer	Company Secretary
Membership No. 046768	& Director

Bangalore
July 22, 2009

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs in Million except share data)
	As of June 30,		As of March 31,
	2009	2008	2009
SCHEDULE 1 SHARE CAPITAL

Authorised capital
1,650,000,000 (June 30, 2008 & March 31, 2009: 1,650,000,000) equity shares of Rs 2 each	3,300	3,300	3,300

25,000,000 (June 30, 2008 & March 31, 2009: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital [Refer note 18 (2)]
1,465,657,886 (June 30, 2008: 1,462,008,502, March 31, 2009: 1,464,980,746) equity shares of Rs 2 each	2,931	2,924	2,930

Less: 968,803 (June 30, 2008: Nil, March 31, 2009: 968,803) equity shares issued to and held by controlled trust	(2)	—	(2)

	2,929	2,924	2,928

SCHEDULE 2 RESERVES AND SURPLUS

Capital reserve
Balance brought forward from previous year	1,144	1,144	1,144
Addition during the period	—	—	—

	1,144	1,144	1,144

Securities premium account
Balance brought forward from previous year	27,279	25,373	25,373
Add: Shares issued to controlled trust	—	—	540
Add: Exercise of stock options by employees	408	258	1,366

	27,687	25,631	27,279
Less: Shares issued to controlled trust [Refer note 18(2)]	(540)	—	(540)

	27,147	25,631	26,739

Translation reserve
Balance brought forward from previous year	497	(10)	(10)
Movement during the period	(89)	183	507

	408	173	497

Restricted stock units reserve [Refer note 18(8)]
Employee stock options outstanding	6,089	8,183	6,693
Less: Deferred employee compensation expense	3,796	6,126	4,380

	2,293	2,057	2,313

General reserve
Balance brought forward from previous year	118,813	86,764	86,764
Additions [Refer note 18 (3) (ii)]	10,155	8,987	32,049

	128,968	95,751	118,813

Hedging reserve [Refer note 18(5)]
Balance brought forward from previous year	(16,150)	(1,097)	(1,097)
Movement during the period	3,402	(8,247)	(15,053)

Unrealised loss on cash flow hedging derivatives, net	(12,748)	(9,344)	(16,150)

Summary of reserves and surplus
Balance brought forward from previous year	133,356	113,991	113,991
Movement during the period	13,856	1,421	19,365

	147,212	115,412	133,356

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs in Million)
	As of June 30,		As of March 31,
	2009	2008	2009
SCHEDULE 3 SECURED LOANS

Term loans [1]	373	507	233
Cash credit [1]	245	519	643
Finance lease obligation	835	1,022	982

	1,453	2,048	1,858

[1] Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts, immovable/movable properties and other assets.

SCHEDULE 4 UNSECURED LOANS
External commercial borrowings	17,490	14,192	18,052
Borrowing from banks	27,910	33,955	35,829
Interest free loan from state governments	37	41	37
Others	1,096	457	1,116

	46,533	48,645	55,034

SCHEDULE 5 FIXED ASSETS

											(Rs in Million)
PARTICULARS	GROSS BLOCK					ACCUMULATED DEPRECIATION AND AMORTISATION					NET BLOCK
							Depreciation
							and
	As of April 1,		Effect of		As of June 30,	As of April 1,	amortisation	Effect of	Deductions /	As of June 30,	As of June 30,	As of March
	2009	Additions	Translation*	Deductions	2009	2009	for the period	Translation*	adjustments	2009	2009	31, 2009

(a) Tangible fixed assets
Land (including leasehold)	4,052	59	(4)	—	4,107	19	6	—	—	25	4,082	4,033
Buildings	15,329	22	(48)	—	15,303	1,659	93	9	0	1,761	13,542	13,670
Plant & machinery #	42,037	991	(382)	29	42,617	27,178	1,254	(256)	(22)	28,154	14,463	14,859
Furniture, fixture and equipments	8,160	152	(17)	45	8,250	4,619	265	12	(39)	4,857	3,393	3,541
Vehicles	2,864	109	(2)	114	2,857	1,759	141	(8)	(69)	1,823	1,034	1,105
(b) Intangible fixed assets
Technical know-how	384	8	—	—	392	384	—	—	—	384	8	—
Brands, patents, trade marks and rights	2,527	10	(70)	—	2,467	724	39	(3)	—	760	1,707	1,803

	75,353	1,351	(523)	188	75,993	36,342	1,798	(246)	(130)	37,764	38,229	39,011

Previous year - 31 March 2009	56,280	17,607	2,265	799	75,353	28,067	6,864	1,212	199	36,342	39,011

*	Represents translation of fixed assets of non-integral operations into Indian Rupee

#	Plant and machinery includes computers and computer software

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs in Million)
	As of June 30,		As of March 31,
	2009	2008	2009
SCHEDULE 6 INVESTMENTS
Long term — unquoted
Investment in associates [Refer note 18(6)]
Wipro GE Healthcare Private Limited [2]	1,722	1,451	1,670

Other investments [Refer note 18(14)]	343	362	343

	2,065	1,813	2,013

Current investments — quoted [Refer note 18(14)]
Investments in Indian money market mutual funds	37,466	45,643	15,136

Current investments — unquoted [Refer note 18(14)]
Certificates of deposit	708	—	947

	38,174	45,643	16,083

	40,239	47,456	18,096

[2] Equity investments in this company carry certain restrictions on transfer of shares as provided for in the shareholders’ agreements

SCHEDULE 7 INVENTORIES
Finished goods	2,938	3,314	3,678
Raw materials	2,361	3,245	2,440
Stock in process	632	664	694
Stores and spares	860	537	774

	6,791	7,760	7,586

SCHEDULE 8 SUNDRY DEBTORS
Unsecured
Debts outstanding for a period exceeding six months
Considered good	6,055	5,039	5,832
Considered doubtful	1,863	1,192	1,433

	7,918	6,231	7,265

Other debts
Considered good	37,145	38,003	43,027
Considered doubtful	19	43	486

	45,082	44,277	50,778

Less: Provision for doubtful debts	1,882	1,235	1,919

	43,200	43,042	48,859

SCHEDULE 9 CASH AND BANK BALANCES
Balances with bank:
In current account	13,578	7,033	22,264
In deposit account	22,592	10,189	26,173
Cash and cheques on hand	342	1,126	680

[Refer note 18(13)]	36,512	18,348	49,117

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs in Million)
	As of June 30,		As of March 31,
	2009	2008	2009
SCHEDULE 10 LOANS AND ADVANCES
Unsecured, considered good unless otherwise stated
Advances recoverable in cash or in kind or for value to be received
Considered good
- Prepaid expenses	3,690	3,870	4,059
- Advance to suppliers	709	1,636	706
- Employee travel & other advances	1,294	1,559	1,359
- Others	3,089	4,199	3,500

	8,782	11,264	9,624
Considered doubtful	237	169	160

	9,019	11,433	9,784
Less: Provision for doubtful advances	237	169	160

	8,782	11,264	9,624

Other deposits	1,655	1,250	1,626
Derivative assets	1,533	1,726	1,421
Finance lease receivables	2,948	900	3,605
Advance income taxes	11,264	5,266	9,952
Inter corporate deposits	2,000	750	4,250
Balances with excise and customs	946	598	854
Unbilled revenues	15,797	11,892	14,108

	44,925	33,646	45,440

SCHEDULE 11 LIABILITIES
Accrued expenses	24,387	17,803	24,762
Statutory liabilities	3,612	2,991	3,455
Sundry creditors	17,222	15,184	18,017
Unearned revenues	5,199	4,709	6,734
Advances from customers	2,503	1,758	2,428
Derivative liabilities	9,433	13,243	12,257
Unclaimed dividends	17	4	17
Others	360	—	319

	62,733	55,692	67,989

SCHEDULE 12 PROVISIONS
Employee retirement benefits	3,182	2,629	3,111
Warranty	926	930	989
Provision for tax	7,118	5,264	6,493
Proposed dividend	5,860	5,846	5,860
Tax on proposed dividend	996	993	996

	18,082	15,662	17,449

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs in Million)
			Year ended
	Quarter ended June 30,		March 31,
	2009	2008	2009
SCHEDULE 13 OTHER INCOME, NET
Income from current investments
- Dividend on mutual fund units	260	574	2,265
- Profit/ (loss) on sale of investments	(6)	142	681
Interest on debt instruments and others	740	344	1,964
Exchange differences, net	(1,406)	(495)	(1,553)
Exchange fluctuations on foreign currency borrowings, net	(78)	(202)	(1,465)
Miscellaneous income	151	143	729

	(339)	506	2,621

SCHEDULE 14 COST OF SALES AND SERVICES
Employee compensation	23,092	21,498	91,293
Raw materials, finished and process stocks consumed	10,205	10,582	45,463
Sub contracting / technical fees / third party application	3,393	3,310	14,184
Travel	1,287	1,520	6,684
Depreciation and amortisation	1,642	1,471	6,367
Repairs	679	688	3,142
Communication	738	591	2,610
Power and fuel	447	424	1,863
Outsourced technical services	395	334	1,442
Rent	535	372	1,667
Stores and spares	132	240	936
Insurance	74	99	372
Rates and taxes	91	80	313
Miscellaneous expenses	588	777	2,910

	43,298	41,986	179,246

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs in Million)
			Year ended
	Quarter ended June 30,		March 31,
	2009	2008	2009

SCHEDULE 15 SELLING AND MARKETING EXPENSES
Employee compensation	2,003	2,047	8,982
Advertisement and sales promotion	1,061	931	3,470
Travel	203	307	1,037
Carriage and freight	222	265	1,005
Sales commission	235	185	886
Rent	143	75	477
Communication	85	80	396
Conveyance	36	41	157
Depreciation and amortisation	55	70	265
Repairs	15	29	123
Insurance	14	12	26
Rates and taxes	11	7	59
Miscellaneous expenses	233	249	913

	4,316	4,298	17,796

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES

Employee compensation	1,871	1,555	6,790
Travel	340	368	1,435
Legal and professional charges	358	320	1,502
Repairs and maintenance	171	154	780
Provision for doubtful debts	95	139	939
Staff recruitment	70	80	411
Manpower outside services	60	57	264
Depreciation and amortisation	101	37	232
Rates and taxes	33	9	72
Insurance	42	26	125
Rent	132	119	382
Auditors’ remuneration
Audit fees	5	5	19
For certification including tax audit	—	—	2
Out of pocket expenses	1	1	2
Miscellaneous expenses	403	433	2,023

	3,682	3,303	14,978

SCHEDULE 17 INTEREST

Cash credit and others	528	775	2,400

	528	775	2,400

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 18 — NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Company overview
Wipro Limited (Wipro or the Parent), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as IT Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
1.	Significant accounting policies

i.	Basis of preparation of financial statements

The condensed consolidated financial statements are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention on the accrual basis except for certain financial instruments, which are measured on a fair value basis. GAAP comprises Accounting Standards (AS), issued by the Institute of Chartered Accountants of India (ICAI) and other generally accepted accounting principles in India.

The interim condensed consolidated financial statements for the quarter ended June 30, 2009 have been prepared in accordance with the recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, issued pursuant to the Companies (Accounting Standards) Rules, 2006 and by the ICAI. These financial statements should be read in conjunction with the consolidated annual financial statements of the Company for the year ended as at March 31, 2009. The accounting policies followed in preparation of the financial statements are consistent with those followed in the preparation of the consolidated annual financial statements.

ii.	Principles of consolidation

The condensed consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.

The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances / transactions and resulting unrealized gain / loss.

The condensed consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.

iii.	Use of estimates

The preparation of financial statements in accordance with the generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates. Any revision to accounting estimate are recognised prospectively in current and future periods.

iv.	Fixed assets, intangible assets and capital work-in-progress

Fixed assets are stated at historical cost less accumulated depreciation.

Interest on borrowed money allocated for qualifying fixed assets, pertaining to the period up to the date of capitalization is capitalized.

Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.

Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
v.	Investments

Long term investments (other than investment in associate) are stated at cost less any other than temporary decline in the value of such investments. Current investments are valued at lower of cost and fair value determined by category of investment. The fair value is taken as quoted market price adjusted for cost of disposal.

Investment in associate is accounted under the equity method.

vi.	Inventories

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories, primarily comprising material and other supplies held for use in the course of production are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.

vii.	Provisions and contingent liabilities

The Company recognises a provision when there is a present obligation as a result of past event that probably will result in an outflow of resources and a reliable estimate can be made of the amount of the outflow.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

The company recognizes provision for onerous contracts based on the estimate of excess of unavoidable costs of meeting obligations under the contracts over the expected economic benefits.

viii.	Revenue recognition

Services:

Revenue from Software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts is recognised as related services are performed. Revenue from fixed-price, fixed-time frame contracts is generally recognised in accordance with the “Percentage of Completion” method.

Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognised as the related services are performed, in accordance with the specific terms of the contract with the customers.

Revenue from application maintenance services is recognized over the period of the contract.

Revenue from customer training, support and other services is recognised as the related services are performed.

Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.

‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Products:

Revenue from sale of products is recognised when the product has been delivered, in accordance with the sales contract. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

Other income:

Agency commission is accrued when shipment of consignment is dispatched by the principal.

Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and carrying amount of the related investment.

Interest is recognised using the time-proportion method, based on rates implicit in the transaction.

Dividend income is recognised where the Company’s right to receive dividend is established.

Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.

ix.	Leases

Assets acquired under finance leases are recognised at the lower of the fair value of the leased assets at inception and the present value of minimum lease payments. Lease payments are apportioned between the finance charge and the outstanding liability. The finance charge is allocated to periods during the lease term at a constant periodic rate of interest on the remaining balance of the liability.

Lease rentals in respect of assets taken under operating leases are charged to profit and loss account on a straight line basis over the lease term.

Inventories given under finance leases, are recognised at an amount equal to the net investment in the lease and the finance income is based on a constant rate of return on the outstanding net investment.

x.	Foreign currency transactions

Foreign currency transactions are accounted in the books of accounts at the average rate for the month.

Transaction:

The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognised in the profit and loss account.

Integral operations:

Monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are recognised in the profit and loss account.

Non-integral operations:

Assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Translation:

Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognised in the profit and loss account, except for the exchange difference arising on monetary items that qualify as hedging instruments in a cash flow hedge or hedge of a net investment in a non-integral foreign operation. In such cases the exchange difference is initially recognized in hedging reserve or translation reserve, respectively. Such exchange differences are subsequently recognized in the profit and loss account on occurrence of the underlying hedged transaction or on disposal of the investment, respectively.

xi.	Financial Instruments

Financial instruments are recognized when the Company becomes a party to the contractual provisions of the instrument.

Derivative instruments and Hedge accounting:

The Company is exposed to foreign currency fluctuations on foreign currency assets, liabilities, net investment in a non-integral foreign operation and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of derivatives. The Company enters into derivative financial instruments, where the counterparty is a bank.

The Company has early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30 from April 1, 2008. In accordance with the recognition and measurement principles set out in the AS 30, changes in the fair values of derivative financial instruments designated as cash flow hedges are recognized directly in shareholders’ funds and reclassified into the profit and loss account upon the occurrence of the hedged transaction. The Company also designates derivative financial instruments as hedges of net investment in non-integral foreign operation. The portion of the changes in fair value of derivative financial instruments that was determined to be an effective hedge are recognised in the shareholders’ funds and would be recognised in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges are recognized in the profit and loss account as they arise.

AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, will stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company). Accordingly, the Company continues to comply with the guidance in AS 4 — relating to Contingencies, AS 11 — relating to forward contracts and AS 13 until AS 30 becomes mandatory.

Non-Derivative Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets of the Company mainly include cash and bank balances, sundry debtors, unbilled revenues, finance lease receivables, employee travel and other advances, other loans and advances and derivative financial instruments with a positive fair value. Financial liabilities of the Company mainly comprise secured and unsecured loans, sundry creditors, accrued expenses and derivative financial instruments with a negative fair value. Financial assets / liabilities are recognized on the balance sheet when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when all of risks and rewards of the ownership have been transferred. The transfer of risks and rewards is evaluated by comparing the exposure, before and after the transfer, with the variability in the amounts and timing of the net cash flows of the transferred assets.

Short-term receivables with no stated interest rates are measured at original invoice amount, if the effect of discounting is immaterial. Non-interest-bearing deposits are discounted to their present value.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The Company measures the financial assets and liabilities, except for derivative financial assets and liabilities at amortized cost using the effective interest method. The Company measures the short-term payables and receivables with no stated rate of interest at original invoice amount, if the effect of discounting is immaterial.

xii.	Depreciation and amortisation

Depreciation is provided on straight line method based on the estimated useful economic life of the asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset

Building	30 – 60 years
Plant and machinery	5 – 21 years
Office equipment	3 – 10 years
Vehicles	4 years
Furniture and fixtures	3 – 10 years
Data processing equipment and software.	2 – 6 years
Fixed assets individually costing Rs 5,000/- or less are depreciated at 100%.

Assets under capital lease are amortised over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life on a straight line basis. For various brands acquired by the Company, the estimated useful life has been determined ranging between 20 to 25 years based on expected life, performance, market share, niche focus and longevity of the brand. Accordingly, such intangible assets are being amortised over the determined useful life. Payments for leasehold land are amortised over the period of lease.

xiii.	Impairment of assets

Financial assets:

The Company assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. If any such indication exists, the Company estimates the amount of impairment loss. The amount of loss for short-term receivables is measured as the difference between the assets carrying amount and undiscounted amount of future cash flows. Reduction, if any, is recognized in the profit and loss account. If at the balance sheet date there is any indication that if a previously assessed impairment loss no longer exists, the recognised impairment loss is reversed, subject to maximum of initial carrying amount of the short-term receivable.

Other than financial assets:

The Company assesses at each balance sheet date whether there is any indication that a non-financial asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
xiv.	Employee benefits

Provident fund:

Employees receive benefits from a provident fund. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.

Compensated absences:

The employees of the Company are entitled to compensated absence. The employees can carry-forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date. Long term compensated absences is accrued based on actuarial valuation at the balance sheet date carried out by an independent actuary.

Gratuity:

In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC) and HDFC Standard Life.

Superannuation:

The employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC & ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.

xv.	Employee stock options

The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting period.

xvi.	Taxes

Income tax:

The current charge for income taxes is calculated in accordance with the relevant tax regulations.

Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Group.

Deferred taxes are recognised in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period. For this purpose, reversal of timing difference is determined using FIFO method.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/ substantive enactment date.

Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.

The Company offsets, on a year on year basis, the current tax assets and liabilities, where it has a legally enforceable right and where it intends to settle such assets and liabilities on a net basis.

Fringe benefit tax:

The Fringe Benefit Tax (FBT) is accounted for in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI. The provision for FBT is reported under income taxes.

xvii.	Earnings per share

Basic:

The number of equity shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period excluding equity shares held by controlled trust.

Diluted:

The number of equity shares used in computing diluted earnings per share comprises the weighted average equity shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares.

Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of equity shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.

xviii.	Cash flow statement

Cash flows are reported using the indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
2.	The following are the details for 1,465,657,886 (June 30, 2008: 1,462,008,502, March 31, 2009: 1,464,980,746) equity shares as of June 30, 2009.

No. of shares	Description
1,398,430,659
Equity shares / American Depository Receipts (ADRs) (June 30, 2008 & March 31, 2009: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalization of Securities premium account and Capital redemption reserve

1,325,525	Equity shares (June 30, 2008 & March 31, 2009: 1,325,525) have been allotted as fully paid-up, pursuant to scheme of amalgamation, without payment being received in cash.
968,803
Equity shares (June 30, 2008: Nil, March 31, 2009: 968,803) allotted to the Wipro Inc Trust, the sole beneficiary of which is Wipro Inc, wholly owned subsidiary of the Company, without payment being received in cash, in consideration of acquisition of inter-company investments.

3,162,500	Equity shares (June 30, 2008 & March 31, 2009: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company
60,845,399	Equity shares (June 30, 2008: 58,164,818, March 31, 2009: 60,168,259) issued pursuant to Employee Stock Option Plan
3.	Note on Reserves:

i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to the profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

			(Rs in Million)
			For the
Particulars	For the quarter ended		year ended
	June	June	March
	30, 2009	30, 2008	31, 2009

Transfer from Profit and Loss Account	10,155	9,078	32,143
Adjustment on adoption of AS 30	—	(89)	(89)
Others	—	(2)	(5)

	10,155	8,987	32,049

4.	On April 1, 2008, the Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30.

AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, would stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company).

Although AS 30 becomes recommendatory in respect of accounting periods commencing on or after April 1, 2009 and mandatory in respect of accounting periods commencing on or after April 1, 2011, in March 2008 the ICAI announced that the earlier adoption of AS 30 is encouraged. AS 30, along with limited revision to other accounting standards has currently not been notified pursuant to Companies (Accounting Standard) Rules, 2006

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 – relating to Contingencies, AS 11 – relating to Forward Contracts and AS 13 until AS 30 becomes mandatory.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Until March 31, 2008, the Company applied the recognition and measurement principles as set out in AS 30 in accounting for derivatives and hedge accounting. Changes in the fair values of derivative financial instruments designated as cash flow hedges were recognized directly in shareholders’ funds and reclassified into the profit and loss account upon the occurrence of the hedged transaction. The Company also designated derivative financial instruments as hedges of net investments in non-integral foreign operation. The portion of the changes in fair value of derivative financial instruments that was determined to be an effective hedge is recognized in the shareholders’ funds and would be recognized in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges were recognized in the profit and loss account as they arose.

As the Company was already applying the principles of AS 30 in respect of its accounting for derivative financial instruments in relation to derivative and hedge accounting, the early adoption of AS 30 did not have a material impact on the Company.
i)	As permitted by AS 30 and the consequent limited revisions to other accounting standards, the Company has designated a yen-denominated foreign currency borrowing amounting to JPY 27 Billion (June 30, 2008: JPY 28 Billion, March 31, 2009: JPY 27 Billion) along with a floating for floating Cross-Currency Interest Rate Swap (CCIRS), as a hedging instrument to hedge its net investment in a non-integral foreign operation. In addition, the Company has also designated yen-denominated foreign currency borrowing amounting to JPY 8 Billion (June 30, 2008: Nil, March 31, 2009: JPY 8 Billion) along with floating for fixed CCIRS as cash flow hedge of the yen- denominated borrowing and also as a hedge of net investment in a non-integral foreign operation

ii)	Accordingly, the translation gain/ (loss) on the foreign currency borrowings and portion of the changes in fair value of CCIRS which are determined to be effective hedge of net investment in non-integral operation aggregating to Rs. 978 Million (June 30, 2008: Rs (660) Million, March 31, 2009: Rs (3,044) Million) was recognized in translation reserve / hedging reserve in shareholders’ funds. The amount of gain/ (loss) of Rs 1,081 Million (June 30, 2008: Rs. (660) Million, March 31, 2009: Rs (3,753) Million) recognized in translation reserve would be transferred to profit and loss account upon sale or disposal of non-integral foreign operations and the amount of loss of Rs 103 Million (June 30, 2008: Nil, March 31, 2009: gain of Rs 709 Million) recognized in the hedging reserve would be transferred to profit and loss upon occurrence of the hedged transaction.

iii)	In accordance with AS 11, if the Company had continued to recognize translation (losses)/ gains on foreign currency borrowing in the profit and loss account, the foreign currency borrowing would not have been eligible to be combined with CCIRS for hedge accounting. Consequently the CCIRS also would not have qualified for hedge accounting and changes in fair value of CCIRS would have been recognized in the profit and loss account. As a result profit after tax for the quarter would have been higher/ (lower) by Rs 935 Million (June 30, 2008: Rs. (660) Million, March 31, 2009: Rs (3,044) Million).
5.	Derivatives

As of June 30, 2009, the Company had derivative financial instruments to sell USD 1,265 Million, GBP 50 Million, JPY 5,742 Million, AUD 21 million, CCIRS of JPY 8 Billion and to buy USD 70 Million relating to highly probable forecasted transactions. As of June 30, 2008, the Company had derivative financial instruments to sell USD 2,639 Million, GBP 75 Million, EUR 18 Million and JPY 7,682 relating to highly probable forecasted transactions. As of March 31, 2009, the Company had derivative financial instruments to sell USD 1,060 Million, GBP 54 Million, JPY 6,130 Million and CCIRS of JPY 8 Billion relating to highly probable forecasted transactions. As of June 30, 2009, the Company has recognised mark-to-market losses of Rs 12,748 Million (June 30, 2008: Rs. 9,344 Million, March 31, 2009: Rs 16,150 Million) relating to derivative financial instruments that are designated as effective cash flow hedges in the shareholders’ funds.

In addition to Yen denominated foreign currency borrowing and related CCIRS discussed in Note 4, the Company had derivative financial instruments to sell USD 267 Million (June 30, 2008: USD 306 Million, March 31, 2009: USD 267 Million) and Euro 40 Million (June 30, 2008: Euro 65 Million, March 31, 2009: Euro 40 Million) designated as hedge of net investment in non-integral foreign operations as of June 30, 2009. For the quarter ended June 30, 2009 the Company has recognized Mark to market gain/ (loss) of

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Rs. 714 Million (June 30, 2008: Rs (3,273) Million, March 31, 2009: Rs (4,410) Million) relating to the above derivative financial instruments in translation reserve in the shareholders’ funds.

As of June 30, 2009, the Company had undesignated derivative financial instruments to sell USD 267 Million, GBP 61 Million and EUR 27 Million. As of June 30, 2008 the Company had undesignated derivative financial instruments to sell USD 266 Million, GBP 55 Million and EUR 33 Million. As of March 31, 2009, the Company had undesignated derivative financial instruments to sell USD 612 Million, GBP 53 Million and EUR 39 Million. The Company has recognized mark-to-market gain/ (losses) on such derivative financial instruments through the profit and loss account.

6.	The Company has a 49% equity interest in Wipro GE Healthcare Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interests in Joint Ventures”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements is carried out as per the equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

7.	Sale of financial assets

From time to time, in the normal course of business, the Company transfers accounts receivables, net investment in sales-type finance receivables and employee advances (financials assets) to banks. Under the terms of the arrangements, the Company surrenders control over the financial assets and accordingly the transfers are recorded as sale of financial assets. The sale of financial assets may be with or without recourse. Under arrangements with recourse, the Company is obligated to repurchase the uncollected financial assets, subject to limits specified in the agreement with the banks. Additionally, the Company retains servicing responsibility for the transferred financial assets. Gains and losses on sale of financial assets are recorded at the time of sale based on the carrying value of the financial assets, fair value of servicing liability and recourse obligations. During the quarter ended June 30, 2009 the Company transferred financial assets of Rs. 1,175 Million (June 30, 2008: Rs. 631 Million, March 31, 2009: Rs. 539 Million) respectively, under such arrangements and has included the proceeds in net cash provided by operating activities in the condensed statements of cash flows. This transfer resulted in a net gain of Rs. 28 Million for the quarter ended June 30, 2009 (June 30, 2008: Rs. (11) Million, March 31, 2009: Rs. (35) Million) which is included in general and administrative expense. As at June 30, 2009 the maximum amounts of recourse obligation in respect of the transferred financial assets are Rs. Nil (June 30, 2008: Rs. Nil, March 31, 2009: Rs, Nil).

8.	Employee stock option

i)	Employees covered under Stock Option Plans and Restricted Stock Unit (RSU) Option Plans are granted an option to purchase shares of the Company at the respective exercise prices, subject to requirements of vesting conditions. These options generally vest over a period of five years from the date of grant. Upon vesting, the employees can acquire one equity share for every option. The maximum contractual term for aforementioned stock option plans is generally 10 years.

ii)	The stock compensation cost is computed under the intrinsic value method and amortised on a straight line basis over the total vesting period of five years. The Company has granted 5,000 Options under RSU Options Plan during the quarter ended June 30, 2009. For the quarter ended June 30, 2009 the Company has recorded stock compensation expense of Rs. 386 Million (June 30, 2008: Rs 433 Million, 2009: Rs 1,767 Million).

iii)	The Finance Act, 2007 introduced Fringe Benefit Tax (FBT) on employee stock options. The difference between the fair value of the underlying share on the date of vesting and the exercise price paid by the employee is subject to FBT. The Company recovers such tax from the employee. During the quarter ended June 30, 2009 the Company has recognised FBT liability and related recovery of 56 Million (June 30, 2008: Rs 46 Million, March 31, 2009: Rs.197 Million) arising from the exercise of stock options. The Company’s obligation to pay FBT arises only upon the exercise of stock options.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
9.	Income Tax

Provision for tax has been allocated as follows:

			(Rs in Million)
	Quarter ended		Year Ended
	June 30,		March 31,
Particulars	2009	2008	2009

Net current tax	1,828	1,456	6,203
Deferred tax	(64)	(29)	(155)
Fringe benefit tax	100	99	412

Total income taxes	1,864	1,526	6,460

10.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002, 2003 and 2004 aggregating to Rs. 11,127 (including interest of Rs. 1,503). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The appeals filed by the Company for the above years to the first appellate authority were allowed in favour of the Company, thus deleting substantial portion of the demand raised by the Income tax authorities. On further appeal filed by the income tax authorities, the second appellate authority upheld the claim of the company for the years ended March 31, 2001, 2002, 2003 and 2004. In December 2008, the Company received, on similar grounds, an additional tax demand of Rs. 5,388 (including interest of Rs. 1,615) for the financial year ended March 31, 2005. The Company has filed an appeal against the said demand within the time limits permitted under the statute.

Considering the facts and nature of disallowance and the order of the first appellate authority upholding Company’s claims for earlier years, the Company expects the final outcome of the above disputes in Wipro’s favour.

11.	The list of subsidiaries as of June 30, 2009 is as follows:

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
Wipro Inc.			USA
	Wipro Gallagher Solutions Inc		USA
	Enthink Inc.		USA
	Infocrossing Inc		USA
		Infocrossing, LLC	USA
cMango Pte Limited			Singapore
Wipro Japan KK			Japan
Wipro Shanghai Limited			China
Wipro Trademarks Holding Limited			India
	Cygnus Negri Investments Private Limited		India
Wipro Travel Services Limited			India
Wipro Consumer Care Limited			India
Wipro Holdings (Mauritius) Limited			Mauritius
	Wipro Holdings UK Limited		UK
		Wipro Technologies UK Limited	UK
		BVPENTEBeteiligun gsverwaltung GmbH	Austria

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
		New Logic Technologies GmbH	Austria
		NewLogic Technologies SARL	France
		3D Networks FZ-LLC	Dubai
		3D Networks (UK) Limited	UK
Wipro Cyprus Private Limited			Cyprus
	Wipro Technologies S.A DE C.V		Mexico
	Wipro BPO Philippines LTD. Inc		Philippines
	Wipro Holdings Hungary Korlátolt Felel•sség• Társaság		Hungary
	Wipro Technologies Argentina SA		Argentina
	Wipro Information Technology Egypt SAE		Egypt
	Wipro Arabia Limited (a)		Saudi Arabia
	Wipro Poland Sp Zoo		Poland
	Wipro Information Technology Netherlands BV (Formely Retail Box BV)		Netherlands
		Enabler Informatica SA	Portugal
		Enabler France SAS	France
		Enabler UK Ltd	UK
		Wipro do Brasil Technologia Ltda	Brasil
		Wipro Technologies Gmbh.	Germany
		Wipro Technologies Limited, Russia	Russia
	Wipro Technologies OY		Finland
	Wipro Infrastructure Engineering AB		Sweden
		Wipro Infrastructure Engineering OY	Finland
		Hydrauto Celka San ve Tic	Turkey
	Wipro Technologies SRL		Romania
	Wipro Singapore Pte Limited		Singapore
		Unza Holdings Limited (A)	Singapore
		Wipro Technocentre (Singapore) Pte Limited	Singapore
		Wipro (Thailand) Co Limited	Thailand
Wipro Australia Pty Limited			Australia
Wipro Networks Pte Limited (formerly 3D Networks Pte Limited)			Singapore
Planet PSG Pte Limited			Singapore
	Planet PSG SDN BHD		Malaysia
Wipro Chengdu Limited			China
Wipro Chandrika Limited (b)			India
WMNETSERV Limited			Cyprus

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries	Incorporation
	WMNETSERV (UK) Ltd.	UK
	WMNETSERV INC.	USA

Wipro Technology Services Limited		India

All the above subsidiaries are 100% held by the Company except the following:

a)	66.67% held in Wipro Arabia Limited

b)	90% held in Wipro Chandrika Limited

A.	Step Subsidiary details of Unza Holdings Limited are as follows :

Country of
Step subsidiaries	Step subsidiaries		Incorporation
Unza Company Pte Ltd			Singapore
Unza Indochina Pte Ltd			Singapore
	Unza Vietnam Co., Ltd		Vietnam
Unza Cathay Ltd			Hong Kong
Unza China Ltd			Hong Kong
	Dongguan Unza Consumer Products Ltd.		China
PT Unza Vitalis			Indonesia
Unza Thailand Limited			Thailand
Unza Overseas Ltd			British virgin islands
Unza Africa Limited			Nigeria
Unza Middle East Ltd			British virgin islands
Unza International Limited			British virgin islands
Positive Equity Sdn Bhd			Malaysia
Unza Nusantara Sdn Bhd			Malaysia
	Unza Holdings Sdn Bhd		Malaysia
	Unza Malaysia Sdn Bhd		Malaysia
		UAA (M) Sdn Bhd	Malaysia
	Manufacturing Services Sdn Bhd		Malaysia
		Shubido Pacific Sdn Bhd (a)	Malaysia
	Gervas Corporation Sdn Bhd		Malaysia
		Gervas (B) Sdn Bhd	Malaysia
	Formapac Sdn Bhd		Malaysia

a)	All the above subsidiaries are 100% held by the Company except Shubido Pacific Sdn Bhd in which the holding is 62.55%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
12.	The Company is currently organized by business segments, comprising IT Services, IT Products, Consumer Care and Lighting and Others. Business segments have been determined based on system of internal financial reporting to the board of directors and chief executive officer and are considered to be primary segments. The secondary segment is identified based on the geographic location of the customer.

IT Services segment provides IT and IT enabled services to customers. Key service offering includes software application development, application maintenance, research and development services for hardware and software design, data center outsourcing services and business process outsourcing services.

IT Products segment sells a range of Wipro personal desktop computers, Wipro servers and Wipro notebooks and is a value added reseller of desktops, servers, notebooks, storage products, networking solutions and packaged software for leading international brands.

The Consumer Care and Lighting segment manufactures, distributes and sells personal care products, baby care products, lighting products and hydrogenated cooking oils for the Indian and Asian market.

‘Others’ consist of business segments that do not meet the requirements individually for a reportable segment as defined in AS 17- Segment Reporting. Corporate activities such as treasury, legal and accounting, which do not qualify as operating segments under AS 17- Segment Reporting have been considered as reconciling items.

The segment information for the quarter ended June 30, 2009 is as follows:

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

				Rs. in Million
	Quarter ended June 30,			Year ended March 31,
	2009	2008	Variance	2009
Particulars			(%)

Revenues
IT Services	48,249	44,045	10%	191,661
IT Products	7,602	7,463	2%	34,552
Consumer Care and Lighting	5,463	5,127	7%	20,830
Others	1,477	3,286		9,144
Eliminations	(52)	(254)		(745)

TOTAL	62,739	59,667	5%	255,442

Profit before interest and tax — PBIT
IT Services	10,776	9,186	17%	40,323
IT Products	316	249	27%	1,481
Consumer Care and Lighting	787	609	29%	2,548
Others	(284)	180		(348)

TOTAL	11,595	10,224	13%	44,004

Interest and Other Income, Net	388	285		1,192

Profit before tax	11,983	10,509	14%	45,196

Income Tax expense including Fringe Benefit Tax	(1,864)	(1,526)		(6,460)

Profit before share in earnings of associates and minority interest	10,119	8,983	13%	38,736
Share in earnings of associates	85	107		362
Minority interest	(49)	(12)		(99)

PROFIT AFTER TAX	10,155	9,078	12%	38,999

Operating Margin
IT Services	22.3%	20.9%		21.0%
IT Products	4.2%	3.3%		4.3%
Consumer Care and Lighting	14.4%	11.9%		12.2%

TOTAL	18.5%	17.1%		17.2%

CAPITAL EMPLOYED AS AT PERIOD END
IT Services and Products	110,461	90,421		119,997
Consumer Care and Lighting	17,902	17,746		18,689
Others	70,045	61,020		54,742

TOTAL	198,408	169,187		193,428

CAPITAL EMPLOYED COMPOSITION AS AT PERIOD END
IT Services and Products	56%	54%		62%
Consumer Care and Lighting	9%	10%		10%
Others	35%	36%		28%

TOTAL	100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED DURING THE PERIOD
IT Services and Products	39%	41%		39%
Consumer Care and Lighting	17%	14%		14%

TOTAL	24%	25%		25%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report

a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the AS 17 “Segment Reporting” issued pursuant to the Companies (Accounting Standard) Rules, 2006 and by The Institute of Chartered Accountants of India.

b)	In certain total outsourcing contracts of IT services segment, the company delivers hardware, software and other related deliverables. Revenue relating to these items are reported in the IT products segment.

c)	Segment revenue includes the following exchange differences, which are reflected under other income in the financial statements.

			(Rs in Million)
	Quarter ended		Year ended
	June 30,		March 31,
Particulars	2009	2008	2009

IT Services	(1,282)	(671)	(1,308)
IT Products	(116)	(13)	(229)
Consumer Care & Lighting	(9)	(8)	(54)
Others	1	(5)	38

	(1,406)	(697)	(1,553)

d)	Segment wise depreciation is as follows:

			(Rs in Million)
	Quarter ended		Year ended
	June 30,		March 31,
Particulars	2009	2008	2009

IT Services	1,560	1,365	6,067
IT Products	46	43	88
Consumer Care & Lighting	122	96	420
Others	70	74	289

	1,798	1,578	6,864

e)	Segment PBIT includes Rs 151 Million (June 30, 2008: Rs 143 Million, March 31, 2009: Rs 581 million) for the quarter ended June 30, 2009 respectively of certain operating other income which is reflected in other income in the Financial Statements.

f)	Capital employed of segments is net of current liabilities. The net current liability of segments is as follows :-

			(Rs in Million)
	Quarter ended		Year ended
	June 30,		March 31,
Particulars	2009	2008	2009

IT Services and Products	52,459	44,726	58,918
Consumer Care & Lighting	4,213	3,983	4,026
Others	24,143	22,645	22,494

	80,815	71,354	85,438

g)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

					(Rs in Million)
	Quarter ended June 30,				As of March 31,
Particulars	2009	%	2008	%	2009	%

India	12,920	21	12,558	21	54,608	21
United States of America	26,836	43	26,189	44	115,105	45
Europe	12,275	20	14,473	24	57,109	22
Rest of the world	10,708	16	6,447	11	28,620	12

	62,739	100	59,667	100	255,442	100

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
h)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segments.
13.	Cash and Bank

Details of balances with banks as of June 30, 2009 are as follows:

			(Rs in Million)
	Current	Deposit
Bank Name	Account	Account	Total

Wells Fargo Bank	3,716	—	3,716
State Bank of India	127	7,105	7,232
ICICI Bank	46	4,910	4,956
IDBI Bank	9	1,498	1,507
Central Bank Of India	—	2,300	2,300
Oriental Bank of Commerce	1	2,500	2,501
HSBC Bank	4,260	9	4,269
Citi Bank	676	418	1,094
Union Bank Of India	—	1,500	1,500
HDFC Bank	2,143	—	2,143
The Saudi British Bank	896	—	896
Standard Chartered Bank	320	—	320
ING Vysya Bank	31	—	31
Others	1,353	2,352	3,705
Cash and cheques on hand			342

Total	13,578	22,592	36,512

14.	Investments

(a)	Investments in Indian money market mutual funds as on June 30, 2009:

(Rs in Million)
Fund House	As of June 30, 2009

Reliance	9,320
ICICI Prudential	7,923
HDFC	5,787
UTI	4,756
Franklin Templeton	4,398
Birla Sun Life	1,496
IDFC	1,078
KOTAK	1,036
HSBC	300
DSP BlackRock	200
DWS	200
TATA	200
Principal PNB	150
Fidelity	150
LIC	121
ING	101
AIG	100
DBS Cholamandalam	100
Sundaram BNP Paribas	50

Total	37,466

(b)	Investment in Certificates of Deposit as on June 30, 2009:

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

(Rs in Million)
Particulars	As of June 30, 2009

IDBI Bank	478
State Bank of Bikaner and Jaipur	230

Total	708

(c)	Other Investments as of June 30, 2009:

(Rs in Million)
Particulars	As of June 30, 2009

Non-Convertible Debentures -Citicorp Finance	250
Investment in WEP Peripherals	85
Other Investments	8

Total	343

15.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.